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                                                                     EX-99.B(11)



CONSENT OF INDEPENDENT ACCOUNTANTS





We hereby consent to the inclusion of our report dated December 2, 1996 on our audit of the financial statements and financial highlights of Flag Investors Emerging Growth Fund, Inc. in the Statement of Additional Information with respect to Post-Effective Amendment No. 14 to the Registration Statement (File Nos. 33-21119 and 811-5320) on Form N-1A under the Securities Act of 1933 and the Investment Company Act of 1940, respectively, of Flag Investors Emerging Growth Fund, Inc. We also consent to the reference to our Firm under the headings "Financial Highlights" and "General Information" in the Prospectus and under the heading "Independent Accountants" in the Statement of Additional Information.



COOPERS & LYBRAND L.L.P.
Baltimore, Maryland
February 24, 1997